UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

December 16, 2014

(Date of earliest event reported)

SABINE OIL & GAS CORPORATION

(Formerly Forest Oil Corporation)

(Exact name of registrant as specified in its charter)

New York	1-13515	25-0484900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1415 Louisiana, Suite 1600

Houston, Texas 77002

(Address of principal executive offices, including zip code)

(832) 242-6900

(Registrant’s telephone number, including area code)

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado, 80202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

i

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on December 16, 2014, Forest Oil Corporation1, a New York corporation (“Forest” or the “Company”), Sabine Investor Holdings LLC, a Delaware limited liability company (“Sabine Investor Holdings”), FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”), Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Sabine Holdings”), Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Sabine Holdings II”) and Sabine Oil & Gas LLC, a Delaware limited liability company (“Sabine O&G”), entered into Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Agreement and Plan of Merger, dated as of May 5, 2014, and amended and restated as of July 9, 2014 (the “Original Merger Agreement” and the Original Merger Agreement as amended by Amendment No. 1, the “Amended Merger Agreement”). Upon the closing of the transactions contemplated by the Amended Merger Agreement (the “Transactions”), on December 16, 2014, The New York Stock Exchange (the “NYSE”) suspended trading in the Company’s common stock and commenced delisting proceedings due to the Company’s failure to meet the initial listing standards under Rule 102.01 of the NYSE Listed Company Manual following the closing of the Transactions (the “Closing”).

On December 17, 2014, the Company’s common stock began trading over the counter on the OTC Markets Group’s OTCQB Marketplace (the “OTCQB”) under the ticker symbol “FSTO.”

Item 4.01	Changes in Registrant’s Certifying Accountant.

In connection with the Closing of the Transactions, the Company engaged Deloitte & Touche, LLP (“Deloitte”) as its independent registered public accounting firm effective December 16, 2014. Deloitte has served as the independent registered public accounting firm of Sabine O&G since the year ended December 31, 2012.

During the years ended December 31, 2013 and 2012 and through the date of filing this report, Forest has not, nor has anyone on Forest’s behalf, consulted with Deloitte with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Forest’s consolidated financial statements, and neither a written report nor oral advice was provided to Forest that was an important factor Forest considered in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Concurrent with the appointment of Deloitte, Ernst & Young LLP (“Ernst & Young”) was dismissed as independent registered public accounting firm of the Company effective December 16, 2014. The decision to change the Company’s independent registered public accounting firm has been approved by the Company’s audit committee of Forest’s board of directors (the “Board”).

The audit report of Ernst & Young on the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows and shareholders’ equity for the years then ended did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to audit scope or accounting principles. However, Ernst & Young’s report did contain an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

The audit report of Ernst & Young on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 contained an adverse opinion on the Company’s internal control over financial reporting due to the effect of material weaknesses in the Company’s internal controls as identified by management. These related to the design and operation of information technology general controls, specifically user access and program change management. This deficiency impacted controls over the financial statement close process and other review controls relying on electronic data that generally impacted all classes of transactions and thus all significant financial statement accounts. Further, the Company identified a material weakness related to the design and operating effectiveness of controls over the maintenance of its division of interests, and a material weakness related to the design and operating effectiveness of controls over its oil and gas property ceiling limitation test.

[1]	Forest Oil Corporation changed its name to Sabine Oil & Gas Corporation. To avoid confusion in this Current Report, the Registrant is referred to as “Forest” or the “Company.”

During the Company’s fiscal years ended December 31, 2013 and 2012 and through December 16, 2014 (including any subsequent interim period), there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused it to make reference thereto in their report on the Company’s audited financial statements and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described above.

The Company has provided Ernst & Young a copy of the disclosure it is making in this report and has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the Company’s statements in this Item 4.01. A copy of the letter furnished by Ernst & Young in response to that request, dated December 22, 2014, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Effective immediately prior to the Closing on December 16, 2014, in connection with the Closing, each of James D. Lightner, Loren K. Carroll, Richard J. Carty, James H. Lee and Raymond I. Wilcox resigned from the Board. The resignation of directors from Board was not due to a disagreement with the Company on any matter relating to its operations, policies or practices.

Pursuant to the terms of the Amended Merger Agreement, the Board appointed the following individuals to serve on the Board:

•	Duane C. Radtke

•	John Yearwood

•	Thomas N. Chewning

•	David J. Sambrooks

•	Alex T. Krueger

•	Brooks M. Shughart

Following the appointments referenced above, the Board consisted of:

Director	Class	Annual Meeting at which Term Expires
Dod A. Fraser	III	2015
Thomas N. Chewning	III	2015
David J. Sambrooks	I	2016
Duane C. Radtke	I	2016
Brooks M. Shughart	I	2016
Patrick R. McDonald	II	2017
John Yearwood	II	2017
Alex T. Krueger	II	2017

Immediately following the Closing, the Board appointed the following directors to serve on the following committees:

•	Audit Committee: Thomas N. Chewning, John Yearwood and Duane C. Radtke

•	Compensation Committee: Thomas N. Chewning, John Yearwood and Duane C. Radtke

•	Nominating and Governance Committee: Brooks M. Shughart, Duane C. Radtke and John Yearwood

Mr. Yearwood was appointed chairperson of the compensation committee, Mr. Chewning was appointed chairperson of the audit committee and Mr. Shughart was appointed chairperson of the nominating and governance committee. Each of Messrs. Radtke, Yearwood, Chewning, Krueger, Shughart and Fraser were determined to be independent under the rules of the NYSE.

Further information regarding each director of the Company other than Mr. Chewning is disclosed in the section of the Company’s definitive proxy statement on Schedule 14A filed on October 20, 2014 (the “Proxy Statement”) entitled “Directors and Management of Forest Following the Combination Transaction,” which section is incorporated herein by reference. Unless otherwise specifically provided for herein, no other sections of the Proxy Statement are incorporated by reference into this Current Report on Form 8-K. Further information regarding Mr. Chewning is set forth below:

Thomas N. Chewning. Mr. Chewning became a member of the Company’s Board in connection with the Closing. Mr. Chewning has over 40 years of experience in a variety of businesses, with tenures as chief executive officer and chief financial officer. He began his career as a commercial lending officer and executive in the commercial banking industry, and served as President of Air Van Lines, Inc. Mr. Chewning joined Dominion Resources, Inc. (NYSE: D) in 1987 where he held a variety of financial positions with the company’s operating subsidiaries. From 1995 to 1999 he held the positions of President and Chief Executive Officer of Dominion Energy, a Dominion Resources subsidiary, and led Dominion’s acquisition and development of its oil and gas properties. In 1999, Mr. Chewning was named Chief Financial Officer of Dominion Resources, a position he held until his retirement in 2009. Mr. Chewning received a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and his MBA from the Wharton School of Finance.

The Board believes that Mr. Chewning’s prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions to the Board.

Officers or employees of the Company or its subsidiaries who also serve as members of the Board will not receive additional compensation for such service. Each non-employee director will receive annual cash compensation as a retainer and an annual award of restricted shares as follows:

•	An annual cash retainer in the amount of $70,000.

•	Additional annual cash retainer of $20,000 for the lead director of the Board.

•	Additional annual cash retainer of $15,000 for the chairperson of the Audit Committee.

•	Additional annual cash retainer of $10,000 for the chairperson of the Compensation Committee.

•	Additional annual cash retainer of $10,000 for the chairperson of the Nominating & Governance Committee.

•	An annual grant of a number of shares of restricted stock of the Company having a grant date fair value equal to approximately $140,000, to be granted at or around the time of the Company’s annual stockholder’s meeting each year.

In addition, each member of the Board will be reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees of the Board. Each member of the Board will be fully indemnified by the Company for actions associated with being a director to the fullest extent permitted under applicable state law.

Officers of the Company Prior to Closing

On December 16, 2014, all of the executive officers of Forest were removed from their positions with the Company, effective as of the Closing. For more information regarding payments to Forest’s executive officers in connection with the Transactions see the section entitled “Proposal No. 1—The Share Issuance—Interests of Forest’s Executive Officers and Directors in the Combination Transaction” of the Proxy Statement, which section is incorporated herein by reference.

2014 Bonus Payments

Effective as of the Closing, the pre-Closing compensation committee of the Board (the “Legacy Forest Committee”) approved cash incentive bonus payments under Forest’s 2014 Annual Incentive Plan (the “2014 AIP”) to the individuals serving as the named executive officers of Forest prior to the Closing. The 2014 AIP was administered by the Legacy Forest Committee and the former President and Chief Executive Officer (for all participant awards other than his own award), although certain administrative elements were delegated to Forest’s former Vice President of Human Resources. All performance goals, performance standards, and award determinations for the named executive officer awards were approved by the Legacy Forest Committee and the granting of such awards under the 2014 AIP was at the sole discretion of the Legacy Forest Committee. The payments relate to awards for the period from January 1, 2014 through the Closing and are in the following amounts: Patrick R. McDonald, former President and Chief Executive Officer, $925,200 (144% of target), Victor A. Wind, former Executive Vice President and Chief Financial Officer, $414,200 (144% of target), Frederick B. Dearman II, former Senior Vice President, Southern Region, $187,500 (90% of target) and Michael J. Dern, former Senior Vice President, Corporate Engineering and Technology, $173,900 (90% of target).

Amendments to Forest Legacy Severance Agreements

Effective December 16, 2014, the Company entered into amendments to the severance agreements between the Company and Victor A. Wind, former Executive Vice President and Chief Financial Officer, Frederick B. Dearman II, former Senior Vice President, Southern Region, and Michael J. Dern, former Senior Vice President, Corporate Engineering and Technology (collectively, the “Forest Legacy Severance Agreements”), to replace the non-competition covenant set forth in those agreements with a covenant providing that while employed and for two years following termination of employment, the applicable individual shall not take any action that is intended, or that could reasonably be expected, to interfere with the Company’s relationships with a third-party. The amendment to each Forest Legacy Severance Agreement also prohibits the executives from disparaging the Company for two years following their termination of employment and preserves the two-year post-termination non-solicitation restriction contained in the Forest Legacy Severance Agreements. The amendments to the Forest Legacy Severance Agreements were approved by the pre-Closing Board or Legacy Forest Committee.

The summary of the amendments to the Forest Legacy Severance Agreements in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Form of Amendment to Forest Legacy Severance Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

Officers of the Company Effective as of the Closing and Thereafter

On December 16, 2014, effective as of the Closing, the Board appointed the following individuals to serve as executive officers of the Company in the following capacities:

•	David J. Sambrooks, President and Chief Executive Officer

•	R. Todd Levesque, Executive Vice President and Chief Operating Officer

•	Cheryl R. Levesque, Senior Vice President, Asset Development

•	Timothy D. Yang, Senior Vice President, Land & Legal, General Counsel, Chief Compliance Officer and Secretary

Further information regarding each executive officer of the Company is disclosed in the section of the Proxy Statement entitled “Directors and Management of Forest Following the Combination Transaction,” which section is incorporated herein by reference.

2014 Long Term Incentive Plan

The Board originally adopted the Forest Oil Corporation 2014 Long Term Incentive Plan (the “2014 LTIP”) on August 7, 2014, subject to stockholder approval. At the special meeting of the Company’s shareholders held on November 20, 2014, the Company’s shareholders approved the 2014 LTIP. On December 15, 2014, in connection with the Closing, the 2014 LTIP took effect, and the Company’s 2007 Stock Incentive Plan was terminated with respect to the grant of new awards thereunder. The 2014 LTIP provides for the issuance of awards thereunder for up to 20,000,000 shares of Forest common stock (the “Common Shares”). On December 16, 2014, the grant of 14,588,229 shares of restricted stock was approved under the 2014 LTIP to employees and directors of the Company in connection with the Closing, including an award of 2,902,982; 1,235,512; 680,465; and 754,524 restricted shares to Messrs. Sambrooks, Levesque, and Yang and Ms. Levesque, respectively, and an award of 152,174 restricted shares to each of Messrs. Krueger, Radtke, Shughart, and Yearwood, non-employee directors of the Company. Mr. Chewning, also a non-employee director of the Company, received an award of 60,870 restricted shares. In the case of each executive officer and non-employee director, the restricted shares will vest as follows: (i) two-thirds of restricted shares granted will vest in one-fourth increments on each of the first four anniversaries of the date of grant and (ii) one-third of restricted shares granted will vest in full on the fourth anniversary of the date of grant, all such vesting subject to continued provision of services to the Company except as otherwise provided in the applicable award agreement or Severance Agreement. Additionally, each of Messrs. Levesque, Sambrooks, and Yang received an award of 634,189, 1,102,942, and 515,512 shares of vested Common Stock under the 2014 LTIP and Ms. Levesque received an award of 618,530 shares of vested Common Stock under the 2014 LTIP, in each case, in settlement of a pre-existing retention bonus obligation. The 2014 LTIP is described in the section of the Proxy Statement entitled “Proposal No. 4: Vote to Approve the Adoption of the 2014 LTIP”, which is incorporated herein by reference.

On December 16, 2014, in connection with the Closing, the Board amended the 2014 LTIP to rename it the Sabine Oil & Gas Corporation 2014 Long Term Incentive Plan and to otherwise reflect the Company’s impending name change, effective as of such change. Additionally, subject to the approval of the Company’s shareholders, the Board voted to amend the 2014 LTIP to increase the total number of Common Shares reserved for issuance in connection with awards under the LTIP from 20,000,000 to 40,000,000, effective as of the date of such shareholder approval. The Board then approved a new amended and restated 2014 LTIP incorporating both amendments, the effectiveness of which is contingent upon shareholder approval and which will be voted on by the Company’s shareholders through the Company’s definitive proxy statement on Schedule 14A.

Indemnification of Directors and Officers

Under the Amended Merger Agreement, from and after the Closing, Forest agreed to indemnify and hold harmless in the same manner as provided by Forest immediately prior to May 5, 2014, each present and former director, officer and employee of Forest and its subsidiaries (in all of their capacities, each, an “Indemnified Party”), against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any suit, investigation or other proceeding arising out of or pertaining to such Indemnified Party’s capacity as such.

Forest agreed that, until the six-year anniversary date of the Closing, Forest’s organizational documents will contain provisions no less favorable with respect to indemnification of the current and former directors and officers of Forest than are currently provided in Forest’s organizational documents, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.

In addition, for six years after the effective time of the Transactions, Forest will maintain insurance coverage of a type and amount no less favorable in the aggregate than the policies provided by Forest’s directors’ and officers’ insurance and indemnification policy in effect on the original execution date of the Original Merger Agreement, provided, that Forest will not be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by Forest for such coverage.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Amended Merger Agreement, on December 16, 2014, in connection with the Closing, the Company filed a Certificate of Amendment to its Certificate of Incorporation to increase the number of authorized Common Shares from 200,000,000 shares to 650,000,000 shares. The Company’s Certificate of Amendment of its Certificate of Incorporation increasing the authorized Common Shares is filed as Exhibit 3.1 hereto and is incorporated herein by reference. Further information regarding the Certificate of Amendment is described in the section entitled “Proposal No. 2–Approval of the Authorized Share Proposal” in the Proxy Statement, which section is incorporated by reference.

Pursuant to the Amended Merger Agreement, on December 16, 2014, in connection with the Closing, the Company also filed a Certificate of Amendment to its Certificate of Incorporation to authorize the Series A non-voting equity-equivalent preferred stock (the “Series A Preferred Shares”). The Company’s Certificate of Amendment of Certificate of Incorporation authorizing the Series A Preferred Shares related to the Series A Preferred Shares is filed as Exhibit 3.2 hereto and is incorporated herein by reference. A summary of certain terms of the Series A Preferred Shares is set forth below:

Dividends and Distributions: Generally, if the Company declares or pays a dividend or distribution on its Common Shares, whether such dividend or distribution is payable in cash, securities or other property, the Company will simultaneously declare and pay a dividend on the Series A Preferred Shares on a pro rata basis with the Common Shares equal to 100 (the “Series A Conversion Ratio”) multiplied by the aggregate per share amount of all such dividends declared or paid on Common Shares. If any dividend payable on the Series A Preferred Shares is in arrears, Forest will be subject to restrictions on its ability to declare of pay dividends on or redeem or repurchase any stock ranking junior to the Series A non-voting equity-equivalent preferred stock or ranking on a parity with the Series A non-voting equity-equivalent preferred stock.

Voting Rights: The Series A Preferred Shares are non-voting.

Conversion: The Series A Preferred Shares are convertible into Common Shares at the option of the holder if (x) the holder is able to convert a portion of the Series A Preferred Shares into the Common Shares and as a result would not, together with affiliates, hold more than 50% of the Company’s voting power and (y) at the request of such holder, the Board approves such conversion (such approval not to be unreasonably withheld). In addition, Series A Preferred Shares will convert automatically if the holder transfers such shares to a third party that would not, together with its affiliates, hold more than 50% of the Company’s voting power upon receipt of such shares as voting securities.

Initially, in connection with a conversion of Series A Preferred Shares into Common Shares as described in the preceding paragraph, each Series A Preferred Share will be convertible into 100 Common Shares. If the plan to reincorporate Forest from New York to Delaware, through a reincorporation merger (the “Reincorporation Merger”) is not approved by the requisite number of the Company’s shareholders at the first special meeting of the Company’s shareholders held for such purpose, then from the date of such special meeting until the time at which the Reincorporation Merger is approved by the Company’s shareholders, the ratio at which the Series A Preferred Shares are convertible into Common Shares will be adjusted upwards such that, on an annualized basis, the adjustment results in the Series A Preferred Shares being convertible into an additional number of Common Shares equal to 10% of the total number of Common Shares underlying all of the then outstanding Series A Preferred Shares (assuming all such Series A Preferred Shares were then convertible into Common Shares). The adjustment to the foregoing conversion ratio will be calculated quarterly. In addition, for purposes of the adjustment to the foregoing conversion ratio, if the Reincorporation Merger is not approved, the Reincorporation Merger shall nonetheless be deemed to have been approved if the number of shares voting in favor exceeds (x) 66  2⁄3% minus (y)(A) 49.9% minus (B) the actual percentage of outstanding Common Shares that are beneficially owned by Sabine Investor Holdings, AIV Holdings and their affiliates that are voted to approve the Reincorporation Merger.

Rights on Liquidation: Upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares at the time outstanding will be entitled to receive for each share of Series A Preferred Shares, out of the net assets of the Company available for distribution to shareholders (subject to the rights of the holders of any stock of the Company then outstanding ranking pari passu with the Series A Preferred Shares in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of the Company then outstanding ranking junior to the Series A Preferred Shares in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends on such share of Series A Preferred Shares through the date of such liquidating distribution or (y) (A) the Series A Conversion Ratio multiplied by (B) the aggregate amount to be distributed per share to holders of the Common Shares assuming all Series A Preferred Shares had been converted to Common Shares at the conversion ratio of 100 Common Shares per one Series A Preferred Share.

Amendment: The Company’s certificate of incorporation may not be amended in any manner that would materially alter or change the powers, preferences or rights of the Series A Preferred Shares (x) so as to affect them adversely, without the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Shares and (y) so as to affect them favorably relative to the Company’s common stock, without the affirmative vote of holders of a majority of the Common Shares not held by any holder of Series A Preferred Shares.

Pursuant to the Amended Merger Agreement, on December 19, 2014, the Company filed a Certificate of Amendment to its Certificate of Incorporation to change the name of the corporation from Forest Oil Corporation to Sabine Oil & Gas Corporation. The Company’s Certificate of Amendment of its Certificate of Incorporation for the name change is filed as Exhibit 3.3 hereto and is incorporated herein by reference.

Pursuant to the Amended Merger Agreement, on December 16, 2014, immediately following the Closing, the Company’s Board amended the Company’s bylaws. The Company’s Amended and Restated Bylaws are filed as Exhibit 3.4 hereto and are incorporated herein by reference.

Item 5.05	Amendment to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 16, 2014, Board adopted, effective upon the Closing, a code of business conduct and ethics (the “Code”) that applies to the directors, officers and employees of the Company. The Code is filed as Exhibit 14.1 hereto and is incorporated by reference herein.

Item 8.01	Other Events.

On December 17, 2014, the Company issued a press release announcing the commencement of trading of its common stock on the OTCQB. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit

3.1	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 16, 2014.

3.2	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 16, 2014.

3.3	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 19, 2014.

3.4	Amended and Restated Bylaws of Forest Oil Corporation, as amended December 16, 2014.

10.1	Form of Amendment to Forest Legacy Severance Agreement.

14.1	Corporate Code of Business Conduct and Ethics of Forest Oil Corporation.

16.1	Letter of Ernst & Young LLP, dated December 22, 2014.

99.1	Press release, dated December 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABINE OIL & GAS CORPORATION

December 22, 2014

	By:	/s/ Timothy D. Yang
	Name:	Timothy D. Yang
	Title:	Senior Vice President, Land & Legal, General Counsel, Chief Compliance Officer and Secretary

Exhibit Index

No.	Exhibit

3.1	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 16, 2014.

3.2	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 16, 2014.

3.3	Certificate of Amendment of the Certificate of Incorporation of Forest Oil Corporation, dated as of December 19, 2014.

3.4	Amended and Restated Bylaws of Forest Oil Corporation, as amended December 16, 2014.

10.1	Form of Amendment to Forest Legacy Severance Agreement.

14.1	Corporate Code of Business Conduct and Ethics of Forest Oil Corporation.

16.1	Letter of Ernst & Young LLP, dated December 22, 2014.

99.1	Press release, dated December 17, 2014.